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                                                                  EXHIBIT 99.1


SCHLOTZSKY'S, INC.

FOR IMMEDIATE RELEASE


CONTACTS AT THE COMPANY:


                  SCHLOTZSKY'S ADOPTS SHAREHOLDERS' RIGHTS PLAN


AUSTIN, TEXAS -- December 18, 1998 - Schlotzsky's, Inc. (NASDAQ: BUNZ) today announced that its Board of Directors has adopted a Shareholders' Rights Plan in which Rights to purchase shares of a new series of preferred stock will be distributed as a dividend, one Right per share, to record owners of the Company's Common Stock as of the close of business on December 30, 1998. The Shareholders' Rights Plan was not adopted in response to any known offers for the Company.

         Schlotzsky's Board of Directors noted that the Plan is designed to require that any potential acquiror seeking to obtain control of Schlotzsky's treat all shareholders fairly and equally and to deter the use of coercive takeover tactics.

         Upon becoming exercisable, each Right entitles holders to purchase one one-hundredth of a share of Class C Series A Participating Preferred Stock, no par value, for an exercise price of $75.00 per one one-hundredth share. The Rights are not exercisable, however, until a person or group acquires more than 20% of Schlotzsky's Common Stock or announces a tender or exchange offer for more than 20% of the stock. If a person or group acquires more than 20% of the common stock (or certain other specified events occur), the Rights become rights to receive, on exercise, Common Stock with a value equal to two times the exercise price. This benefit is not available, however, to any person who is defined as an "Acquiring Person" under the Plan. Details of the Plan and the Rights are outlined in a Form 8-K filing being made with the Securities and Exchange Commission.

         Schlotzsky's, Inc. also announced that the Board of Directors had adopted the Third Amended and Restated Bylaws of the Company. The principal amendments were to: require cause for the removal of directors (consistent with a change to the Texas Business Corporation Act adopted in 1997) and the vote of two-thirds of all outstanding shares to remove a director; reduce the number of directors from nine to seven, which is the number of directors serving on the Board since going public in 1995; require three-fifths of the full Board or a majority of all outstanding

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shares to amend the Bylaws; require greater notice of shareholder proposals prior to a special or annual meeting of the shareholders (between 120 and 150 days prior to the date of the prior year's proxy statement, in the case of an annual meeting--this results in a deadline of January 1, 1999 for the 1999 meeting). The Board considered that these amendments would allow them the opportunity to properly consider shareholder proposals, consistent with the notice requirements of the Securities and Exchange Act, and guard against immediate changes in Board policies without proper consideration.

         Schlotzsky's, Inc., founded in Austin, Texas, in 1971, is a franchisor of quick service restaurants featuring made to order sandwiches served on distinctive sourdough bread, along with pizzas, salads, and soups. The Company previously announced that as of September 30, 1998, there were 736 restaurants in the chain, operating in 38 states, the District of Columbia and 15 foreign countries.